Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-187492), and on Form S-8 (File Nos. 333-124218, 333-85598, 333-140856 and 333-188758) of Encana Corporation our report dated February 27, 2017 relating to the Consolidated Financial Statements as at December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of internal control over financial reporting of Encana Corporation as of December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

February 27, 2017

Calgary, Alberta, Canada